Exhibit 99.2

AdCare Health Systems Prices Public Offering of Common Stock

SPRINGFIELD, OH, — (Marketwire — March 27, 2012) — AdCare Health Systems, Inc. (NYSE Amex: ADK) today announced that the public offering of 1,100,000 shares of AdCare’s common stock has priced at a price per share to the public of $3.75. AdCare has granted the underwriter in the offering an option for 45 days to purchase up to an additional 165,000 shares of AdCare’s common stock to cover over-allotments, if any. The gross proceeds to AdCare from this offering are expected to be $4,125,000, or $4,743,750 if the underwriter exercises in full its over-allotment option, before deducting underwriting discounts and commissions and other estimated offering expenses payable by AdCare. The offering is expected to close on or about March 30, 2012, subject to certain closing conditions.

Noble Financial Capital Markets is acting as the sole underwriter for the offering.

The offering is being made pursuant to AdCare’s existing effective shelf registration statement that was previously filed with the Securities and Exchange Commission and declared effective on June 27, 2011. The offering of these securities is being made only by means of a prospectus and a related prospectus supplement. Copies of the prospectus and the prospectus supplement may be obtained from Noble Financial Capital Markets, 951 Yamato Road, Suite 210, Boca Raton, Florida 33431, telephone (561) 994-1191. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements” with regard to the securities offering. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance is given that the securities offering discussed above will be completed on the terms described, or at all. Completion of the securities offering on the terms described are subject to numerous conditions, many of which are beyond the control of AdCare, including, without limitation, general economic conditions, market conditions, regulatory changes that could adversely affect the business of AdCare, and other factors, including those set forth in the Risk Factors section of Adcare’s periodic reports filed with the Securities and Exchange Commission, copies of which are available on its website, www.sec.gov. AdCare undertakes no obligation to update these statements for revisions or changes after the date of this release.

About AdCare Health Systems

AdCare Health Systems, Inc. is a recognized innovator in senior living and health care facility management. AdCare develops, owns and manages long-term care facilities and retirement communities, and since the company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly, including a broad range of skilled nursing and sub-acute care services. For more information about AdCare, visit www.adcarehealth.com.

Company Contacts

Boyd Gentry, CEO

Chris Brogdon, Vice Chairman & CAO

David A. Tenwick, Chairman of Board

AdCare Health Systems, Inc.

Tel (937) 964-8974

info@adcarehealth.com

Investor Relations

Ron Both or Geoffrey Plank

Liolios Group, Inc.

Tel (949) 574-3860

info@liolios.com